Filed pursuant to Rule 433
Registration No. 333-271881

Jefferies Financial Group Inc.
Market Linked Securities
Market Linked Securities— Contingent Fixed Return and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of NVIDIA Corporation and the Common Stock of Advanced Micro Devices, Inc. due April 28, 2025
Term Sheet to Preliminary Pricing Supplement dated April 2, 2024

Summary of Terms
Issuer:	Jefferies Financial Group Inc.
Market Measures:
The common stock of NVIDIA Corporation (Bloomberg ticker: NVDA) and the common stock of Advanced Micro Devices, Inc. (Bloomberg ticker: AMD) (each referred to as an “Underlying Stock,” and collectively as the “Underlying Stocks”)

Pricing Date*:	April 16, 2024
Issue Date*:	April 19, 2024
Calculation Day*:	April 23, 2025
Stated Maturity Date*:	April 28, 2025
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):
•     if the ending price of the lowest performing Underlying Stock is greater than or equal to its threshold price:
$1,000 plus the contingent fixed return; or
•     if the ending price of the lowest performing Underlying Stock is less than its threshold price:
$1,000 + ($1,000 × stock return of the lowest performing Underlying Stock)

Lowest Performing Underlying Stock:	The Underlying Stock with the lowest stock return
Starting Price:	For each Underlying Stock, its stock closing price on the pricing date
Ending Price:	For each Underlying Stock, its stock closing price on the calculation day
Contingent Fixed Return:	At least 18.00% of the face amount (at least $180.00 per security) (to be determined on the pricing date)
Stock Return:	For each Underlying Stock, (ending price – starting price) / starting price
Threshold Price:	For each Underlying Stock, 60% of its starting price
Calculation Agent:	Jefferies Financial Services Inc. (“JFSI”), a wholly owned subsidiary of Jefferies Financial Group Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agents Discount**:
Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFS may pay 0.075% of the agent’s discount to WFA as a distribution expense fee

CUSIP:	47233WEB1
Material Tax Consequences:	See the preliminary pricing supplement.
Hypothetical Payout Profile*

*Assumes a contingent fixed return equal to the minimum contingent fixed return
If the ending price of the lowest performing Underlying Stock is less than its threshold price, you will have full downside exposure to the decrease in the price of that Underlying Stock from its starting price and will lose more than 40%, and possibly all, of the principal amount of your securities at maturity.
We estimate that the value of each security on the pricing date will be approximately $971.00, or within $30.00 of that estimate.  See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for more information.
Preliminary Pricing Supplement:
https://www.sec.gov/Archives/edgar/data/96223/000114036124017
164/ef20025559_424b5.htm
*subject to change ** In addition, selected dealers may receive a fee of up to 0.15% for marketing and other services

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	If the Ending Price of the Lowest Performing Underlying Stock Is Less Than Its Threshold Price, You Will Lose More Than 40%, and Possibly All, of the Face Amount of Your Securities at Maturity.
•	The Potential Return on the Securities Is Limited to the Contingent Fixed Return and May Be Lower Than the Return on a Direct Investment in Either Underlying Stock.
•	Your Ability to Receive the Contingent Fixed Return May Terminate on the Calculation Day
•	The Securities Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If The Other Underlying Stock Performs Favorably.
•
Your Return On The Securities Will Depend Solely On The Performance Of The Underlying Stock That Is The Lowest Performing Underlying Stock On The Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying Stock.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.
•
You May Be Fully Exposed To The Decline In The Lowest Performing Underlying Stock On The Calculation Day From Its Starting Price, But Will Not Participate In Any Positive Performance Of Any Underlying Stock.

•	The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.
•	The Tax Consequences Of An Investment In Your Securities Are Uncertain.
•	The Securities Are Subject To Our Credit Risk.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Jefferies LLC Proprietary Pricing Models At That Time And Our Internal Funding Rate, Will Be Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Was Determined For Us By Our Subsidiary Using Proprietary Pricing Models.
•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS, Jefferies LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•
Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of Each Underlying Stock And Therefore The Securities Are Subject To The Risks Associated With The Underlying Stocks, As Discussed In The Accompanying Pricing Supplement and Product Supplement.

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Jefferies LLC.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.